                                                                       EXHIBIT 8
                                 June 2, 1994



First Columbus Community
  Bank & Trust Company
Harmony Place
Columbus, Georgia 31902

         Re: Agreement and Plan of Merger of First Columbus Community Bank & Trust Company with SouthTrust Bank of Columbus, National Association, joined in by SouthTrust Corporation

Ladies and Gentlemen:

                 You have requested the opinion of Bradley, Arant, Rose & White, as counsel to SouthTrust Corporation, a Delaware corporation ("SouthTrust"), regarding the transactions contemplated by that certain Agreement and Plan of Merger dated January 7, 1994, as amended by Amendment No. 1 to Agreement and Plan of Merger dated May 25, 1994 (collectively, the "Merger Agreement"), by and between SouthTrust Bank of Columbus, National Association, a national banking association ("ST-Bank"), and First Columbus Community Bank & Trust Company, a Georgia state banking association ("First Columbus"), joined in by SouthTrust. Specifically, you have requested us to opine that the merger of First Columbus with and into ST-Bank (the "Merger") pursuant to the Merger Agreement will constitute a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that no gain or loss will be recognized by the stockholders of First Columbus upon the receipt solely of SouthTrust voting common stock in exchange for their First Columbus common stock upon consummation of the Merger.

                 This opinion is being rendered pursuant to the requirements of
Item 21(a) of the registration statement on Form S-4 (the "Registration Statement") which was filed on SouthTrust's behalf with the Securities Exchange Commission under the Securities Act of





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First Columbus Community
  Bank & Trust Company
June 2, 1994
Page 2


1933, as amended. Capitalized terms used herein and not otherwise defined herein have the meanings given to them in the Merger Agreement.

                 In rendering the opinions set forth below, we have examined and relied upon the originals or copies of the Merger Agreement, and upon the representations given to us by letter from First Columbus of even date herewith, and by letter from SouthTrust of even date herewith, each as contained and described in the representations section of this letter (the "Representation Letters"), and such other documents and materials as we have deemed necessary as a basis for such opinions. In connection with such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens and the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, and, as to factual matters, the veracity of written statements made by officers and other representatives of First Columbus and SouthTrust included in the Merger Agreement and the Representation Letters.

                 The opinions stated below are based upon the relevant provisions of the Code, regulations promulgated pursuant thereto by the Department of the Treasury and the Internal Revenue Service (the "IRS"), current administrative rulings and applicable judicial decisions, all of which are subject to change. Neither SouthTrust, ST-Bank nor First Columbus has requested or will receive an advance ruling from the Internal Revenue Service (the "IRS") as to any of the federal income tax effects to holders of First Columbus stock of the Merger, or of any of the federal income tax effects to SouthTrust, ST-Bank or First Columbus of the Merger. Our opinion set forth below is not binding upon the IRS, and there can be no assurance, and none hereby is given, that the IRS will not take a position contrary to one or more of the positions reflected herein, or that our opinions will be upheld by the courts if challenged by the IRS.


                                     FACTS

                 Immediately prior to the Merger, SouthTrust will own 100% of the capital stock of ST-Bank.

                 SouthTrust is a registered bank holding company and is the common parent of an affiliated group of corporations, including ST-Bank, that file consolidated federal income tax returns on the calendar year basis. As of March 31, 1994, the authorized capital stock of SouthTrust consisted of 150,000,000 shares of common stock, par value $2.50 per share (the "SouthTrust Common Stock"), and 5,000,000 shares of preferred stock, par value $1.00 per share, none of which is issued and outstanding as of the date hereof. As of March 31, 1994 a total of 79,447,884 shares of SouthTrust Common Stock was issued and outstanding; SouthTrust Common Stock is publicly held and publicly traded through the Automated





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First Columbus Community
  Bank & Trust Company
June 2, 1994
Page 3


Quotation System of the National Association of Securities Dealers, Inc. - National Market System ("NASDAQ").

                 ST-Bank is a national banking association organized pursuant to the laws of the United States. As of March 31, 1994, ST-Bank had 10,000 shares outstanding, all of which will be held by SouthTrust as of the Effective Time of the Merger. ST-Bank is included in the consolidated federal income tax return of SouthTrust. ST-Bank has no subsidiaries.

                 First Columbus is a banking corporation organized pursuant to the laws of the State of Georgia. As of March 31, 1994, First Columbus had 500,000 shares of common stock outstanding (the "First Columbus Common Stock"), and there has been no change in the number of shares First Columbus Common Stock outstanding as of the date hereof. First Columbus has no subsidiaries. First Columbus is an accrual method taxpayer using a calendar year accounting period.


                           THE PROPOSED TRANSACTIONS

                 Pursuant to the Merger Agreement, the following transactions will take place:

                 (1) First Columbus will merge with and into ST-Bank in accordance with 12 U.S.C. 215a and Section 7-1-556 of the Financial Institutions Code of Georgia (the "Georgia Code"), and ST-Bank shall be the surviving association. ST-Bank will acquire all of the assets and assume all of the liabilities of First Columbus. ST-Bank will be the surviving association and the separate corporate existence of First Columbus will terminate.

                 (2) Each share of First Columbus stock issued and outstanding will be exchanged for a number of shares of SouthTrust common stock as set forth in the Merger Agreement.

                 (3) No fractional shares of SouthTrust Common Stock will be issued in the Merger; each First Columbus stockholder who would otherwise be entitled to receive a fractional share interest, if any, will receive cash in lieu of a fractional share.

                 (4) Any holder of First Columbus Common Stock who dissents from the Merger will be entitled to receive from the surviving association the appraisal value of his or her shares in cash.

                 (5) In accordance with Section 2.2 of the Merger Agreement, certain outstanding options which entitle the holders thereof to acquire First Columbus shares, and which were issued by First Columbus in connection with the performance of services (the "First Columbus Options"), will be converted into equivalent options and rights with respect to SouthTrust shares, and the obligations of First Columbus thereunder shall be assumed by





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First Columbus Community
  Bank & Trust Company
June 2, 1994
Page 4


SouthTrust in accordance with the terms of the particular First Columbus stock option plan under which such First Columbus Options were issued and the stock option agreements by which such First Columbus Options are evidenced.


                                REPRESENTATIONS

                 First Columbus and SouthTrust have made the following representations to us, and with your consent, we have relied upon the accuracy and validity of these representations in offering the opinions expressed below:

SOUTHTRUST REPRESENTATIONS:

                 (a) The Merger will be consummated in compliance with the material terms of the Merger Agreement and, except as described in the attached schedule, if any, none of the material terms and conditions therein have been waived or modified and SouthTrust has no plan or intention to waive or to modify further any such material condition.

                 (b) The ratio for the exchange of shares of stock of First Columbus for common stock of SouthTrust was negotiated through arm's length bargaining between SouthTrust and First Columbus.

                 (c) To the best knowledge of the management of SouthTrust, there is no plan or intention on the part of the stockholders of First Columbus to sell, exchange, transfer by gift or otherwise dispose of a number of the shares of common stock of SouthTrust to be received by them in the Merger that would reduce the First Columbus stockholders' ownership of SouthTrust Common Stock to a number of shares having a value, as of the Effective Time of the Merger, of less than fifty percent (50%) of the value of all of the formerly outstanding stock of the First Columbus as of the same date. For purposes of this certification, shares of First Columbus stock reasonably expected to be exchanged for cash or other property, surrendered by dissenters, if any, or exchanged for cash in lieu of fractional shares of SouthTrust stock will be considered as having been sold, exchanged or otherwise disposed of by the holders thereof. In addition, the management of SouthTrust is not aware of any transfers of First Columbus stock by any holders thereof prior to the Effective Time of the Merger which were made in contemplation of the Merger.

                 (d) As a result of the Merger, ST-Bank will acquire assets representing no less than ninety percent (90%) of the fair market value of the net assets and no less than seventy percent (70%) of the fair market value of the gross assets held by First Columbus immediately prior to the Merger. For purposes of this certification, amounts reasonably expected to be used to pay reorganization expenses of First Columbus, and all amounts redemptions and distributions (except for regular, normal and recurring dividends) made by





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First Columbus Community
  Bank & Trust Company
June 2, 1994
Page 5


First Columbus immediately prior to the Merger will be considered as assets held by First Columbus immediately prior to the Merger, and therefore will be considered as assets which will not be acquired by ST-Bank. The management of SouthTrust is not aware of First Columbus having redeemed any of the First Columbus stock, having made any distribution with respect to any of the First Columbus stock, or having disposed of any of its assets in anticipation of or as part of a plan for the acquisition of First Columbus by ST-Bank.

                 (e) Prior to the Merger, SouthTrust will own 100% of the outstanding capital stock of ST-Bank, and therefore will be in control of ST-Bank within the meaning of Section 386(c) of the Code.

                 (f) SouthTrust has no plan or intention to cause ST-Bank after the Merger to issue additional shares of the stock of ST-Bank which would result in SouthTrust losing control of ST-Bank within the meaning of Section 368(c) of the Code.

                 (g) SouthTrust has no present plan or intention to reacquire any of its stock issued pursuant to the Merger.

                 (h) SouthTrust has no plan or intention after the Merger to liquidate ST-Bank, to merge ST-Bank into another corporation, to make any extraordinary distribution in respect of its stock in ST-Bank; to sell or otherwise dispose of the stock of ST-Bank or to cause ST-Bank to sell or otherwise dispose of any of the assets of First Columbus acquired in the Merger, except for dispositions made in the ordinary course of business, or transfers described in Section 368(a)(2)(C) of the Code.

                 (i) The assumption by SouthTrust and by ST-Bank of the liabilities of First Columbus pursuant to the Merger is for a bona fide business purpose and, therefore, the principal purpose of such assumption is not the avoidance of federal income tax on the transfer of assets of First Columbus to ST-Bank pursuant to the Merger.

                 (j) The liabilities of First Columbus assumed by SouthTrust and by ST-Bank and the liabilities to which the transferred assets of First Columbus are subject were incurred by First Columbus in the ordinary course of First Columbus' business. No liabilities of any person other than First Columbus will be assumed by ST-Bank or by SouthTrust pursuant to the Merger, and none of the shares of First Columbus to be exchanged for SouthTrust common stock in the Merger will be subject to any liabilities following such exchange.

                 (k) Following the Merger, SouthTrust, through ST-Bank, intends to continue the historic business of First Columbus, or to use a significant portion of First Columbus' historic assets in the conduct of the banking business of ST-Bank.





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First Columbus Community
  Bank & Trust Company
June 2, 1994
Page 6


                 (l) Prior to the Merger, SouthTrust has not beneficially owned, directly or indirectly, nor has it beneficially owned at any time during the past five years, directly or indirectly, any of the stock of First Columbus.

                 (m) There is no intercorporate indebtedness existing between SouthTrust and First Columbus or between ST-Bank and First Columbus that was issued, acquired, or which will be settled at a discount.

                 (n) SouthTrust, ST-Bank and First Columbus each will pay their respective expenses, if any, incurred in connection with the Merger.
None of SouthTrust, ST-Bank and First Columbus will pay any of the expenses of the stockholders of First Columbus, if any, incurred in connection with the Merger. SouthTrust and ST-Bank will pay or assume only those expenses of First Columbus incurred in connection with the Merger that are "solely and directly related to the reorganization" in accordance with the guidelines contained in Rev. Rul. 73-54, 1973-1 C.B. 18. SouthTrust and ST-Bank will not, however, transfer any money or property other than voting stock of SouthTrust to First Columbus or to the stockholders of First Columbus for the purpose of paying reorganizational expenses of First Columbus.

                 (o) As of the Effective Time of the Merger, the fair market value of the assets of First Columbus will exceed the sum of the liabilities of First Columbus (including any liabilities to which its assets are subject).

                 (p)      No stock of ST-Bank will be issued in the Merger.

                 (q) The payment of cash in lieu of fractional shares of stock of SouthTrust is not separately bargained-for consideration and is being made solely for the purpose of saving SouthTrust the expense and inconvenience of issuing fractional shares. Furthermore, the total cash consideration paid to stockholders of First Columbus in lieu of fractional shares of SouthTrust pursuant to the Merger Agreement will not exceed one percent (1%) of the total consideration issued in the Merger to the First Columbus stockholders in exchange for their shares of First Columbus stock, and no First Columbus stockholder will receive cash for fractional share interests in an amount equal to or greater than the value of one full share of SouthTrust common stock.

                 (r) None of the compensation received by any stockholder-employee of First Columbus pursuant to any employment, consulting or similar arrangement (including a covenant not to compete) is or will be separate consideration for, or allocable to, any of such employee-stockholders' shares of First Columbus stock. None of the shares of common stock of SouthTrust received by any stockholder-employee of First Columbus pursuant to the Merger (other than any such shares received in connection with the assumption by SouthTrust in the Merger of certain obligations of First Columbus with respect to stock options to purchase First Columbus common stock) are, or will be, separate consideration





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First Columbus Community
  Bank & Trust Company
June 2, 1994
Page 7


for, or allocable to, any such employment, consulting or similar arrangement. The compensation paid to any stockholder-employees of First Columbus pursuant to any such employment, consulting or similar arrangement (including a covenant not to compete) is or will be for services actually rendered and performed, and will be commensurate with amounts paid by SouthTrust to comparably qualified and experienced third parties for similar services, on the basis of arms' length negotiations.

FIRST COLUMBUS REPRESENTATIONS:

                 (1) The Merger will be consummated in compliance with the material terms of the Agreement and, except as described in the attached schedule, if any, none of the material terms and conditions therein have been waived or modified and First Columbus has no plan or intention to waive or modify further any such material condition.

                 (2) The ratio for the exchange of shares of stock of First Columbus for common stock of SouthTrust was negotiated through arm's length bargaining between SouthTrust and First Columbus. Accordingly, the fair market value of the SouthTrust common stock to be received by First Columbus stockholders in the Merger will be approximately equal to the fair market value of the First Columbus stock surrendered by such stockholders in exchange therefor.

                 (3) There is no plan or intention on the part of the stockholders of First Columbus who own one percent (1%) or more of the First Columbus stock, and to the best of the knowledge of the management of First Columbus, there is no plan or intention on the part of the remaining stockholders of First Columbus, to sell, exchange, transfer by gift or otherwise dispose of a number of the shares of common stock of SouthTrust to be received by them in the Merger that would reduce the First Columbus stockholders' ownership of SouthTrust stock to a number of shares having a value, as of the Effective Time of the Merger, of less than fifty percent (50%) of the value of all of the formerly outstanding stock of First Columbus as of the same date. For purposes of this certification, shares of First Columbus stock exchanged for cash or other property, surrendered by dissenters, if any, or exchanged for cash in lieu of fractional shares of SouthTrust stock will be considered as having been sold, exchanged, or otherwise disposed of by the holders thereof as of the Effective Time of the Merger. In addition, no shares of First Columbus stock or shares of SouthTrust stock held by First Columbus stockholders have been sold, redeemed or disposed of by the holders thereof prior to the Effective Time of the Merger in contemplation of the consummation of the Merger.

                 (4) As a result of the Merger, First Columbus will transfer to ST-Bank assets representing no less than ninety percent (90%) of the fair market value of the net assets and no less than seventy percent (70%) of the fair market value of the gross assets held by First Columbus immediately prior to the Merger. For purposes of this certification, amounts reasonably expected to be used to pay reorganization expenses of First Columbus,





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First Columbus Community
  Bank & Trust Company
June 2, 1994
Page 8


and all amounts paid with respect to redemptions and distributions (except for regular, normal and recurring dividends) made by First Columbus immediately prior to the Merger will be considered as assets held by First Columbus immediately prior to the Merger, and therefore will be considered as assets which will not be acquired by ST-Bank. First Columbus has not redeemed any of the First Columbus stock, made any distribution with respect to any of the First Columbus stock, or disposed of any of its assets in anticipation of or as part of a plan for the acquisition of First Columbus by ST-Bank.

                 (5) The assumption by SouthTrust and by ST-Bank of the liabilities of First Columbus pursuant to the Merger is for a bona fide business purpose and, therefore, the principal purpose of such assumption is not the avoidance of federal income tax on the transfer of assets of First Columbus to ST-Bank pursuant to the Merger.

                 (6) The liabilities of First Columbus assumed by SouthTrust and by ST-Bank and the liabilities to which the transferred assets of First Columbus are subject were incurred by First Columbus in the ordinary course of First Columbus' business. No liabilities of any person other than First Columbus will be assumed by SouthTrust or by ST-Bank pursuant to the Merger, and none of the shares of First Columbus to be exchanged for SouthTrust common stock in the Merger will be subject to any liabilities following such exchange.

                 (7) SouthTrust, ST-Bank and First Columbus each will pay their respective expenses, if any, incurred in connection with the consummation of the Merger. None of SouthTrust, ST-Bank and First Columbus will pay any of the expenses of the stockholders of First Columbus, if any, incurred in connection with the consummation of the Merger.

                 (8) There is no intercorporate indebtedness existing between SouthTrust and First Columbus or between ST-Bank and First Columbus that was issued, acquired, or which will be settled at a discount.

                 (9) First Columbus is not an investment company as such term is defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

                 (10) First Columbus is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

                 (11) As of the Effective Time of the Merger, the fair market value of the assets of First Columbus will exceed the sum of the liabilities of First Columbus (including any liabilities to which First Columbus' assets are subject).

                 (12)     No stock of ST-Bank will be issued in the Merger.





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First Columbus Community
  Bank & Trust Company
June 2, 1994
Page 9



                 (13) The payment of cash in lieu of fractional shares of stock of SouthTrust is not separately bargained-for consideration and is being made solely for the purpose of saving SouthTrust the expense and inconvenience of issuing fractional shares. Furthermore, the total cash consideration paid to stockholders of First Columbus in lieu of fractional shares of SouthTrust pursuant to the Merger Agreement will not exceed one percent (1%) of the total consideration issued in the Merger to the First Columbus stockholders in exchange for their shares of First Columbus stock, and no First Columbus stockholder will receive cash for fractional share interests in an amount equal to or greater than the value of one full share of SouthTrust common stock.

                 (14) None of the compensation received by any stockholder-employee of First Columbus pursuant to any employment, consulting or similar arrangement (including a covenant not to compete) is or will be separate consideration for, or allocable to, any of such employee-stockholders' shares of First Columbus stock. None of the shares of common stock of SouthTrust received by any stockholder-employee of First Columbus pursuant to the Merger (other than any such shares received in connection with the assumption by SouthTrust in the Merger of certain obligations of First Columbus with respect to stock options to purchase First Columbus common stock) are, or will be, separate consideration for, or allocable to, any such employment, consulting or similar arrangement. The compensation paid to any stockholder-employees of First Columbus pursuant to any such employment, consulting or similar arrangement (including any covenant not to compete) is or will be for services actually rendered and performed, and will be commensurate with amounts paid to third parties bargaining at arms' length for similar services.


                                    OPINION

                 Upon the basis of the foregoing facts, representations and assumptions, and solely for purposes of the Code, we are of the opinion that:

                 1. Provided that the Merger of First Columbus with and into ST-Bank constitutes a statutory merger under applicable state and federal laws, the Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code. First Columbus, SouthTrust and ST-Bank each will be a "party to a reorganization" within the meaning of
Section 368(b) of the Code.

                 2. No gain or loss will be recognized by the stockholders of First Columbus upon the receipt of SouthTrust Common Stock (including any fractional share interests to which they may be entitled) solely in exchange for their shares of First Columbus Common Stock pursuant to the Merger.

                 3. The basis of the SouthTrust Common Stock to be received by the First Columbus stockholders (including any fractional share interests to which they may be





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First Columbus Community
  Bank & Trust Company
June 2, 1994
Page 10


entitled) will be the same as the basis of the First Columbus Common Stock surrendered in exchange therefor.

                 4. First Columbus stockholders who exercise dissenters' rights, and as a result of which receive only cash, will be treated as having received such cash as a distribution in redemption of their First Columbus stock, subject to the provisions and limitations of Section 302 of the Code. Those First Columbus stockholders who hold no SouthTrust stock, directly or indirectly through the application of Section 318(a) of the Code, following the Merger shall be treated as having a complete termination of interest within the meaning of Section 302(b)(3) of the Code, and the cash received will be treated as a distribution in full payment in exchange for First Columbus stock as provided in Section 302(a) of the Code. As provided in Section 1001 of the Code, gain will be realized and recognized by such stockholders measured by the difference between the redemption price and the adjusted basis of the First Columbus shares surrendered as determined under Section 1011 of the Code. Provided Section 341 of the Code (relating to collapsible corporations) is inapplicable and the First Columbus stock is a capital asset in the hands of such stockholders, the gain, if any, will constitute capital gain. Such gain will constitute a long term capital gain if the surrendered First Columbus shares were held by the stockholder for a period greater than one year prior to the Merger; if the surrendered First Columbus shares where held by such stockholder for a period of one year or less, the gain will constitute short-term capital gain.

                 5. The receipt by a holder of First Columbus Common Stock of cash in lieu of a fractional share of SouthTrust Common Stock will be treated for federal income tax purposes as if such fractional share actually was issued to such holder of First Columbus Common Stock in the Merger and thereafter was redeemed by SouthTrust for cash. The receipt of such cash payment by a holder of First Columbus Common Stock will be treated as a distribution by SouthTrust in full payment in exchange for the fractional share as provided in Section 302(a) of the Code.

                 6. Provided that shares of the First Columbus Common Stock were held as capital assets within the meaning of Section 1221 of the Code as of the Effective Time by the holders of First Columbus Common Stock immediately prior to the Merger, the holding period of the shares of SouthTrust Common Stock (including any fractional share interests to which they may be entitled) received by the stockholders of First Columbus in the Merger will include the period during which the stock of First Columbus surrendered in exchange therefor was held.

                  7. The holders of First Columbus Options which are converted into options to acquire SouthTrust shares and the obligations of which are assumed by SouthTrust in accordance with Section 2.2 of the Merger Agreement will not recognize taxable income or loss upon the conversion of the First Columbus Options into options to acquire SouthTrust shares, or upon the assumption of the First Columbus Options by SouthTrust.





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First Columbus Community
  Bank & Trust Company
June 2, 1994
Page 11


                 This opinion is rendered solely with respect to certain federal income tax consequences of the Merger under the Code, and does not extend to the income or other tax consequences of the Merger under the laws of any state or any political subdivision of any state; nor does it extend to any tax effects or consequences of the Merger to SouthTrust or ST-Bank other than those expressly stated in the above opinions. Our opinions, as stated above, are based upon our analysis of the current Internal Revenue Code of 1986, as amended, the regulations issued thereunder, current case law and published rulings of the Internal Revenue Service; the foregoing are subject to change, and such changes may be given retroactive effect. In the event of such changes, our opinions set forth above may be affected and may not be relied upon. Furthermore, no opinion is expressed as to the federal or state tax treatment of the transaction under any other provisions of the Code and regulations, or about the tax treatment of any conditions existing at the time of, or effects resulting from, the transaction that are not specifically covered by the above opinions.

                 We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to this firm under the heading "Certain Federal Income Tax Consequences" in the Registration Statement and in the prospectus which is included as part of the Registration Statement.


                                         Sincerely,

                                        /s/ Bradley, Arant, Rose & White